Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: APRIL 25, 2019

LSI INDUSTRIES INC. REPORTS FISCAL THIRD QUARTER OPERATING RESULTS

AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, OH; April 25, 2019 – LSI Industries Inc. (NASDAQ: LYTS) today announced:

Third Quarter Summary

●	Sales of $72.8 million; GAAP EPS of $(0.12); Adjusted EPS $(0.08)
●	New Windsor plant closure on schedule, entered into definitive agreement for sale of facility
●	Debt reduction of $4.6 million
●	Key organization additions to strengthen sales and marketing leadership

Net sales in the third quarter of fiscal 2019 were $72.8 million, a decrease of 8% compared to the $78.8 million reported in the third quarter of the prior year. The third quarter reported net loss of $3.2 million compares to net income of $0.2 million in the same period of fiscal 2018. The Company reported an EPS loss of $(0.12) versus reported EPS of $0.01 last year. Reported results for the quarter include pre-tax restructuring charges and a tax adjustment with a combined unfavorable impact to EPS of $(0.04). The Company projects a federal tax benefit position for fiscal 2019, and the fourth quarter is projected to have a favorable tax benefit.

Third quarter adjusted net loss was $2.2 million versus net income of $0.2 million in the same period 2018. Adjusted EPS was $(0.08) compared to $0.01 prior year. The reconciliation of GAAP to non-GAAP performance is provided below.

The Company continues its focus on disciplined capital management, which led to reducing debt by $4.6 million in the quarter. The Company also entered into a definitive agreement for the sale of its New Windsor, New York facility, with the transaction scheduled to close on or before June 30, 2019. The facility sale is expected to generate gross proceeds of $12 million, providing the opportunity to reduce leverage while continuing to pursue investments that support profitable growth. The Company declared a regular cash dividend of $0.05 per share payable May 14, 2019 to shareholders of record on May 6, 2019.

Management Comments and Outlook

James A. Clark, President and Chief Executive Officer commented, “When I joined the Company in November we were beginning the transition toward a customer centric organization, organizing our sales and innovation efforts around targeted market verticals. While our current results for the third quarter are not where we want them to be, this organizational transformation continues to make solid progress toward our goal of becoming more focused on our customers’ needs and improving the quality of our sales and resulting profitability. Let me highlight some of these actions.

LSI Industries Inc. Third Quarter Results

April 25, 2019

“Within our commercial organization, we have taken steps to bolster our sales and marketing leadership. Seth Walters was hired as President of the Atlas business, strengthening our focus on the important distributor stock and flow channel. In addition, we filled two new senior positions in the marketing organization reporting to the CMO. These positions satisfy the critical need to better align product management with our vertical sales model, and accelerate the market driven development of new products and solutions. We also added a number of targeted sales positions throughout our structure. The different positions require specific competencies, and I’m confident in the individuals we’ve hired. Expansion of the sales team is designed to strengthen our visibility and relationships with our sales agency and distributor partners, as well as end customers, further deepening our ability to understand their requirements, and provide value-add solutions which benefit both of us.

“We have several key Operations Supply Chain initiatives in-progress as well. The previously announced New Windsor production transfer and facility closure project is proceeding on schedule and will be completed by June 30, 2019. The projected $4 million annual project savings remains on track. As mentioned, we have a contract on the sale of the facility as well. Separately, we finalized a lease agreement to add 42,000 square feet of existing space to our Houston facility. This consolidates two off-site lease parcels, while providing the product capabilities to manage continued growth in the petroleum vertical, both domestic and our ongoing expansion into Mexico.

“Our third quarter performance was impacted by several factors. First, within our Lighting Segment, there is no question the ongoing realignment to our sales organization and market priorities is disruptive in the short-term, contributing to a decline in third quarter sales. However, progress is evident as our order book-to-bill ratio for March was strong, serving to increase our backlog as we enter the fiscal fourth quarter. Second, we elected not to run any quarter-end distribution market promotional programs. These programs serve to disrupt normal customer demand patterns and cause disorder to our internal supply chain. We were successful in the quarter in achieving our goal of generating positive price realization, and we continue to closely manage our material input costs. Communications are important through this process, and we are strengthening dialogue with our partners, reaffirming our commitment as we manage the transition. The previously referenced facility consolidation provides the cost structure and flexibility to support our focused approach to profitable sales growth.

“The Graphics Segment had significant activity occurring in the quarter, with overall sales increasing 16% compared to prior year. The petroleum vertical generated sales growth of 26% in the third quarter and was successful in securing another new large customer. This resulted in several large programs in the early stages of their lifecycle representing the majority of petroleum graphics sales for the quarter. As is typical in early stages of large projects, initial margins are low, and increase throughout the lifecycle of the project.

“Digital graphics sales increased 12%, as market adoption of digital solutions continues at an accelerated pace. Other print retail sales were down in several applications reflecting the technology shift to digital.

“The Graphics decrease in operating performance for the quarter reflects a combination of decisions to position the business for profitable growth in the coming quarters. These include the start-up costs and initial production for large, early stage petroleum projects; one-time costs and forward-investments in the digital business; and the unfavorable impact of the decline in several traditional print applications. We have initiated a program to align print assets and capacity to the changing graphics market.

“Concurrent with all the change management activity just mentioned, I have begun formulating initial thoughts on the strategic aspirations and goals for the company, where and how to win, and the capabilities and management systems that enable this path to success. The LSI team is committed to profitable and sustainable growth, and I look forward to sharing more as the framework develops.”

LSI Industries Inc. Third Quarter Results

April 25, 2019

About LSI Industries, Inc.

LSI Industries Inc. is a U.S.-based manufacturer of lighting, graphics and technology solutions for both indoor and outdoor applications. We are a leading solutions provider to the primary end-markets we serve, including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Our products are marketed throughout North America through a network of independent sales representatives and distributors, as well as through national accounts. We partner with our customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates seven facilities throughout the United States.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

Conference Call

On April 25, 2019 at 11:00 a.m. EDT, James A. Clark, President and Chief Executive Officer, and James E. Galeese, Executive Vice President and Chief Financial Officer, will discuss the quarter’s financial results, which will contain forward looking statements and other material information.

Access to the live Webcast will be available via the Investor Relations page of the Company’s website:

http://www.lsi-industries.com

A replay of the Webcast will be posted to the Investor Relations page of the Company’s website shortly after the completion of the conference call, where it will be archived for three months.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com.

Company Contact

Noel Ryan

513.372.3012

IR@LSI.com

LSI Industries Inc. Third Quarter Results

April 25, 2019

Financial Highlights

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2019	2018	% Change	(In thousands, except per share data)	2019	2018	% Change
$72,832	$78,843	-8%	Net Sales	$247,330	$258,614	-4%

(2,273)	743	n/m	Operating (Loss) Income as reported	(19,610)	(19,524)	n/m

--	--		Goodwill impairment	20,165	28,000
368	--		Restructuring and plant closure costs	1,991	--
42	8		Severance costs	534	91
--	--		Transition and re-alignment costs	120	--

$(1,863)	$751	n/m	Operating (Loss) Income as adjusted	$3,200	$8,567	-63%

$(3,168)	$220	n/m	Net (Loss) Income as reported	$(17,201)	$(16,877)	n/m

$(2,170)	$226	n/m	Net (Loss) Income as adjusted	$908	$5,227	-83%

$(0.12)	$0.01	n/m	(Loss) Earnings per share (diluted) as reported	$(0.66)	$(0.65)	n/m

$(0.08)	$0.01	n/m	(Loss) Earnings per share (diluted) as adjusted	$0.03	$0.20	-85%

	(amounts in thousands)
	3/31/19	12/31/2018	6/30/18
Working Capital	$68,260	$74,613	$67,882
Total Assets	$208,695	$225,078	$229,517
Long-Term Debt	$43,812	$48,372	$45,360
Shareholders' Equity	$120,239	$124,325	$139,251

Third Quarter Fiscal 2019 Results

Net sales in the third quarter of fiscal 2019 were $72,832,000, down 8% from last year’s third quarter net sales of $78,843,000. Lighting Segment net sales of $52,785,000 decreased 14% while Graphics Segment net sales of $20,047,000 increased 16% from last year’s third quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $368,000 related to the closure of its New Windsor, New York facility in the Lighting Segment and $42,000 of severance costs. The fiscal 2019 third quarter net loss of $(3,168,000), or $ (0.12) per share, compares to fiscal 2018 third quarter net income of $220,000 or $0.01 per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Third Quarter Results

April 25, 2019

Nine Months Fiscal 2019 Results

Net sales in the first nine months of fiscal 2019 were $247,330,000, down 4% from last year’s first nine months net sales of $258,614,000. Lighting Segment net sales of $177,871,000 decreased 11% while Graphics Segment net sales of $69,459,000 increased 17% from last year’s first nine months net sales. The Company recorded pre-tax restructuring and plant closure costs of $1,991,000 related to the closure of its New Windsor, New York and Hawthorne, California facilities in the Lighting Segment and recorded a pre-tax goodwill impairment also in the Lighting Segment of $20,165,000. The Company also recorded $534,000 of severance costs and recorded an additional $120,000 of transition and re-alignment costs. The fiscal 2019 first nine months net loss of $(17,201,000), or $ (0.66) per share, compares to the fiscal 2018 first nine months net loss of $(16,877,000) or $(0.65) per share. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2019 included current assets of $111.1 million, current liabilities of $42.8 million and working capital of $68.3 million, which includes cash of $1.7 million. The current ratio was 2.59 to 1. The balance sheet also included shareholders’ equity of $120.2 million and $43.8 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2019 payable May 14, 2019 to shareholders of record as of the close of business on May 6, 2019. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and nine months ended March 31, 2019 and 2018. Operating income, adjusted net income and earnings per share, which exclude the impact of goodwill impairment, severance costs, the tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes, transition and re-alignment costs, and restructuring, and plant closure costs are non-GAAP financial measures. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

LSI Industries Inc. Third Quarter Results

April 25, 2019

THIRD QUARTER					YEAR-TO-DATE
2019		2018		(In thousands, except per share data)	2019		2018
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS

$(3,168)	$(0.12)	$220	$0.01	Net (Loss) Income as reported	$(17,201)	$(0.66)	$(16,877)	$0.65

--	--	--	--	Goodwill impairment	15,361	0.59	17,361	0.67

115	--	--	--	Restructuring and plant closure costs	1,386	0.05	--	--

(14)	--		--	Severance costs	372	0.01	67	--

--	--	--	--	Transition and re-alignment costs	94	--	--	--

897	0.03	--	--	Tax Impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	897	0.03	--	--

--	--	6	--	Tax Impact from the reduction of the Deferred Tax Assets	--	--	4,676	0.18

$(2,170)	$(0.08)	$226	$0.01	Net (Loss) Income adjusted	$908	$0.03	$5,227	$0.20

NOTE: All adjustments are net of tax except for the adjustment of the deferred tax assets and the Tax Impact from the change in the estimated annual tax rate

LSI Industries Inc. Third Quarter Results

April 25, 2019

Condensed Consolidated Statements of Operations

Three Months Ended			Nine Months Ended
March 31		(Unaudited)	March 31
2019	2018	(In thousands, except per share data)	2019	2018
$72,832	$78,843	Net Sales	$247,330	$258,614

57,180	58,925	Cost of Products Sold	190,207	189,686
54	--	Severance Costs	77	--
261	--	Restructuring Costs	792	--

15,337	19,918	Gross Profit	56,254	68,928

17,515	19,175	Selling and Adminstrative Costs	54,990	60,452
--	--	Goodwill Impairment	20,165	28,000
(12)	--	Severance Costs	457	--
107	--	Restructuring Costs	132	--
--	--	Transition and re-alignment costs	120	--

(2,273)	743	Operating (Loss) Income	(19,610)	(19,524)

183	--	Other Expense	183	--
579	400	Interest Expense	1,712	1,220

(3,035)	343	(Loss) Income Before Taxes	(21,505)	(20,744)

133	123	Income Tax Expense (Benefit)	(4,304)	(3,867)

$(3,168)	$220	Net (Loss) Income	$(17,201)	$(16,877)

		Weighted Average Common Shares Outstanding
26,132	25,875	Basic	26,083	25,835
26,132	26,437	Diluted	26,083	25,835

		(Loss) Earnings Per Share
$(0.12)	$0.01	Basic	$(0.66)	$(0.65)
$(0.12)	$0.01	Diluted	$(0.66)	$(0.65)

LSI Industries Inc. Third Quarter Results

April 25, 2019

 Condensed Consolidated Balance Sheets

	(amounts in thousands)
	3/31/19	6/30/18
Current Asset	$111,060	$110,081
Property, Plant and Equiptment, net	40,118	43,703
Other Assets	57,517	75,733
Total Assets	$208,695	$229,517

Current Liabilities	$42,800	$42,199
Long-Term Debt	43,812	45,360
Other Long-Term Liabilities	1,844	2,707
Shareholders' Equity	120,239	139,251
	$208,695	$229,517